Exhibit 10.53

March 27, 2015

[NAME]

[ADDRESS]

Re:	Performance Award

Dear [NAME]:

This letter will confirm that you are eligible to receive a performance award from Samson Resources Corporation (the “Company”) under the terms and conditions outlined in this letter and pursuant to the Samson Resources Corporation 2015 Performance Bonus Plan (the “Plan”). Capitalized terms in this letter (your “Participation Agreement”) not herein defined shall have the meaning set forth in the Plan.

General Description. The Plan is a quarterly performance bonus plan that permits you and other eligible participants to earn and be paid a cash bonus with respect to each calendar quarter commencing during the term of the Plan (such cash bonus, the “Performance Award”, each quarterly Performance Award opportunity, the “Baseline Quarterly Performance Bonus” and each earned Performance Award with respect to the applicable Performance Period, as such term is defined below, the “Earned Quarterly Performance Bonus”). The term of the Plan begins January 1, 2015 and ends on the earlier of December 31, 2017 or the date the Company adopts a new long-term incentive plan. If the term ends during a calendar quarter, you will have the opportunity to earn a prorated Earned Quarterly Performance Bonus for the quarter in which such long-term incentive plan is adopted (based on the portion of the quarter that has elapsed as of the date of adoption of such program), and you will no longer be eligible to earn a Performance Award for subsequent calendar quarters.

Quarterly Performance Bonus Amounts and Dates. The amount of your Baseline Quarterly Performance Bonus for the calendar quarters ending March 31, June 30 and September 30, 2015 is [$XX]. Subject to the terms of this Agreement and the Plan, you will earn an Earned Quarterly Performance Bonus if and to the extent that (i) you are employed by the Company or its subsidiaries on the last day of the applicable calendar quarter (or the date of the adoption of the long-term incentive plan, if applicable) (a “Performance Period”) and (ii) the applicable target performance goals established by the Committee (the “Baseline Performance Goal”) for that Performance Period are achieved. In certain quarters, the Committee may approve minimum performance goals (the “Threshold Performance Goal”) in addition to the Baseline Performance Goal. In that event, if Baseline Performance Goals for a Performance Period are not achieved but the Threshold Performance Goals are achieved, then you will earn an Earned Quarterly Performance Bonus that is less than the Baseline Quarterly Bonus with respect to such Performance Period. In addition, you will have the opportunity to earn any amounts of the

Baseline Quarterly Performance Bonus not earned during such Performance Period in a subsequent Performance Period based on the Company’s cumulative year-to-date performance for each calendar year (the “Cumulative Performance”). Notwithstanding anything to the contrary contained herein, (A) you will earn the applicable Baseline Quarterly Performance Bonus for the quarter ending March 31, 2015 if you are employed by the Company or its subsidiaries on March 31, 2015 and (B) if your employment is terminated by the Company for a reason other than Cause or by you for Good Reason, in either event, after the start of a calendar quarter, you will earn the Earned Quarterly Performance Bonus to the extent you would have earned such bonus if your employment had not so terminated.

The Baseline Performance Goal for the [number] quarter of [year] includes [XX].

Terminations of Employment. Subject to the terms of this Agreement, in the event that your employment with the Company Group is terminated for any reason, other than by the Company for Cause or by you for Good Reason, you will forfeit your right to receive any unearned portion of your Performance Award.

Administration. The Plan and this Participation Award shall be administered by the Committee, as such term is defined in the Plan. All calculations and determinations made by the Committee with respect to this Participation Agreement and your Performance Award will be final and binding on you and the Company.

We are pleased to be able to offer this Performance Award to you and truly appreciate your dedication and commitment to the Company and its affiliates. If you have further questions about this plan please contact your HR leadership. We are excited about the future and look forward to our success together.

A signature page follows this letter.

Very Truly Yours,

SAMSON RESOURCES CORPORATION

/s/ Randy Limbacher
Name: Randy Limbacher
Title: President and Chief Executive Officer

ACCEPTED BY:

[NAME]

Address